EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-131343, 333-127460, 333-126578, 333-114239, 333-114168, 333-112080, 333-109589, 333-109408, 333-62890, 333-39171 and 333-87394; Form S-4 No. 333-120101; and Form S-8 Nos. 333-127458, 333-126579, 333-106196, 333-100793, 333-63804, 333-59163, 333-59157, 333-39480, 333-21997, 33-86634 and 33-94872) and the related prospectuses of Solexa, Inc., of our report dated March 17, 2006, with respect to the consolidated financial statements of Solexa, Inc. included in this Annual Report (Form 10-K), for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Palo Alto, California
March 28, 2006